Exhibit 10.11

COMPENSATION PROTECTION AGREEMENT

This COMPENSATION PROTECTION AGREEMENT (this “Agreement”), is effective as of the ___ day of ______, 2018 by and between RH, a corporation incorporated under the laws of Delaware (the “Company”), and __________________ (“Executive”).

WHEREAS, Executive has agreed to be bound by the terms of the Company’s Proprietary Information and Inventions Agreement, and the Company’s Confirmation of Confidential Information (collectively, the “Proprietary Information Agreements”);

WHEREAS, the Board of Directors of the Company has determined that Executive is an “executive officer” of the Company as defined in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, in order to encourage Executive to remain in the employ of the Company, the Company desires to enter into this Agreement with Executive;

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.Termination of Employment.

(a)At-Will Termination by the Company. The employment of Executive shall be “at-will” at all times. The Company may terminate Executive’s employment with the Company at any time without any advance notice (and Executive may terminate Executive’s employment with the Company at any time upon providing thirty (30) days prior notice), in each case, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company. Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided below in this Section 1.

(b)Termination by the Company with Cause. Upon written notice to Executive, the Company may terminate Executive’s employment for Cause (as defined in Section 4). In the event that Executive’s employment is terminated for Cause, (i) Executive shall receive the Accrued Benefits from the Company and (ii) except as required by law, after the Date of Termination, the Company shall have no obligation to make any other payment, including severance or other compensation of any kind, on account of Executive’s termination of employment or to make any payment in lieu of notice to Executive. Except as required by law, all benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of the Date of Termination.

(c)Termination by the Company Without Cause. The Company may, at any time and without prior written notice, terminate Executive’s employment without Cause. In the event that the Company terminates Executive’s employment without Cause, Executive shall receive the Accrued Benefits. In addition, Executive shall be eligible to receive from the Company the severance protection benefits (collectively, the “Protection Benefits”) as follows:

(i)Severance protection pay in an amount equal to twelve (12) months of Executive’s Base Salary, less standard withholdings for tax and social security purposes, paid according to the Company’s regular payroll schedule over the Compensation Protection Period.

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(ii)Any unpaid annual bonus for the year prior to the year of termination of employment to be paid at the same time and in the same form as the annual bonus otherwise would have been paid to such Executive had he or she remained employed by the Company through the date on which annual bonuses for such year are otherwise paid to officers (such amount to be paid in no event later than 75 days after the end of the Company’s fiscal year to which such bonus relates) with the amount of such bonus payment to be based on the terms and conditions of the annual bonus program (including any determination by the Company in accordance with such annual bonus program as to whether or not any performance objectives have been achieved) but without requiring that Executive shall continue to be employed on the date of payment of such annual bonuses and any performance component of such bonus metrics that is based solely on the individual performance of the Executive shall be set at the midpoint of the performance range for such Executive.

(iii)In circumstances where annual bonuses have already been paid to officers for the year prior to the year of termination of Executive’s employment (or no such bonuses were earned and paid for such prior year) and therefore Executive is not entitled to any further annual bonus payment in respect of Section 1(c)(ii) above, then Executive shall be entitled to receive a pro-rata amount of the annual bonus for the year in which Executive’s employment terminated based upon the amount of such annual bonus payment that the Executive would have been eligible to receive had he or she remained employed by the Company for the remainder of the year in which the Executive’s termination occurs and through the date on which such annual bonus payment would have been paid to Executive (a) with the amount of such bonus payment to be based on the terms and conditions of the annual bonus program (including any determination by the Company in accordance with such annual bonus program as to whether or not any performance objectives have been achieved) but without requiring that Executive shall continue to be employed on the date of payment of such annual bonuses and any performance component of such bonus metrics that is based solely on the individual performance of the Executive shall be set at the midpoint of the performance range for such Executive, (b)  with such pro-rata amount to be determined by multiplying the amount the Executive would have received based upon the actual level of achievement of the applicable performance goals had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365, and (c) with such pro-rata amount to be paid at the same time and in the same form as the annual bonus otherwise would be paid (but in no event later than 75 days after the end of the Company’s fiscal year to which such bonus relates).

(iv)Subject to Executive’s timely election under COBRA, payment of a portion of Executive’s COBRA premiums for twelve (12) months following the Date of Termination (the “Compensation Protection Period”) or, if earlier, until such time as Executive becomes eligible for similar coverage through another employer, which benefits shall be paid for by the Company to the same extent that the Company paid for health insurance for Executive prior to termination.  Executive will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for any remaining COBRA period. Notwithstanding the foregoing, in the event that the Company determines, in its sole discretion, that the Company may be subject to a tax or penalty pursuant to Code Section 4980D as a result of providing some or all of the payments described in this Section 1(c)(iv), the Company may reduce or eliminate its obligations under this Section 1(c)(iv) to the extent it deems necessary, with no offset or other consideration required.

(v)Executive’s entitlement to the Protection Benefits is conditioned on (x) Executive’s timely executing and delivering to the Company of a release of claims against the Company, in a form attached hereto as Exhibit A (the “Release”), and on such release becoming effective, (y) Executive not engaging in Conflicting Activities while receiving Protection Benefits from the Company, and (z) Executive’s compliance with the Proprietary Information Agreements. To be timely, the Release must become effective and irrevocable no later than sixty (60) days following the Date of Termination (the

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“Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to the Protection Benefits described in this Section 1(c). In no event will any Protection Benefits be paid under this Section 1(c) until the Release becomes effective and irrevocable. Subject to Section 3(b)(ii) below and this Section 1(c)(v), the Protection Benefits will commence or be provided once the Release becomes effective and irrevocable.

(vi)Executive acknowledges and agrees that the Protection Benefits shall be in lieu of any other severance payments, severance benefits and severance protections to which Executive may be entitled under any offer letter, employment agreement, severance or termination policy, plan, program, practice or arrangement of the Company and its affiliates. Executive further acknowledges that the Protection Benefits are being provided to assist in Executive’s transition to other employment. Accordingly, to the extent that Executive begins to engage in Conflicting Activities during the Compensation Protection Period, Executive shall be entitled to retain any protection payments received prior to the date Executive commences the Conflicting Activity but will cease to be eligible to receive any further protection payments or other severance benefits under the terms of this Agreement or otherwise, and Executive shall have no further claims, rights or entitlements to any protection payments or benefits in any respect. Executive agrees that the Company shall have a right of offset against all protection payments for amounts owed to the Company by Executive (unless the amounts owed are subject to a good faith dispute) to the fullest extent not prohibited by law. Except as specifically provided in this Section 1(c) or in another section of this Agreement, or except as required by law, all benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of the Date of Termination.

(d)Termination by Executive for Good Reason. Executive may voluntarily terminate Executive’s employment with the Company and receive the Protection Benefits detailed in Section 1(c) (subject to the same conditions set forth in Section 1(c) following the occurrence of an event constituting Good Reason), so long as Executive has provided written notice to the Company detailing the specific circumstances of the event constituting Good Reason (including citation of the specific clause within the definition of Good Reason that is alleged to be triggered) within ninety (90) days following such event, the Company has had a period of thirty (30) days to cure the Good Reason in all cases, the Company has failed to cure the Good Reason within that period, and Executive terminates employment within thirty (30) days following the expiration of such cure period.

(e)Voluntary Termination. If Executive terminates employment with the Company without Good Reason, Executive agrees to provide the Company with thirty (30) days’ prior written notice. In the event that Executive’s employment is terminated under this Section 1(e), Executive shall receive from the Company payment for all Accrued Benefits on the Date of Termination. Except as required by law, after the Date of Termination, the Company shall have no obligation to make any other payment, including severance or other compensation, of any kind, or provide any other benefits, to Executive on account of Executive’s termination of employment.

(f)Termination Upon Death or Disability. If Executive’s employment is terminated as a result of death or Disability, Executive (or Executive’s estate, or other designated beneficiary(s) as shown in the records of the Company in the case of death) shall be entitled to receive from the Company payment for the Accrued Benefits. Executive’s entitlement to any other benefits of a type not provided in this Agreement will be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices as in effect from time to time.

(g)Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 1 (other than in the case of death) shall be communicated by a Notice of Termination to the other party hereto; provided, that the Company may pay to Executive all Base Salary,

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benefits and other rights due to Executive during any applicable notice period required under this Section 1 instead of employing Executive during such notice period.

2.Restrictive Covenants and Termination Obligations.

(a)Non-Solicitation of Employees. During Executive’s employment with the Company and for the duration of the Compensation Protection Period, Executive shall not, directly or indirectly, individually, or together with or through any other person, firm, corporation or entity: solicit, induce, recruiti or encourage any person employed or engaged by the Company to terminate employment or engagement with the Company; provided, that, general solicitations not targeted to Company employees or consultants shall not be deemed to violate this Section 2(a).

(b)Non-Solicitation of Customers and Suppliers. During Executive’s employment with the Company and for the duration of the Compensation Protection Period, Executive shall not, directly or indirectly, individually, or together through any other person, firm, corporation or entity, use the Company’s Proprietary Information (as defined in the Proprietary Information Agreements): (i) to solicit the business of any material customers of or suppliers to the Company, or (ii) to encourage any person or entity which is a customer of the Company to cease, reduce, limit or otherwise alter in a manner adverse to the Company its existing business or contractual relationship with the Company.

(c)Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

(d)Return of Business Records and Equipment. Upon termination of Executive’s employment hereunder, Executive shall promptly return to the Company: (i) all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever, including but not limited to written, audio, video or electronic, containing any information pertaining to the Company which includes Proprietary Information, including any and all copies of such documentation then in Executive’s possession or control regardless of whether such documentation was prepared or compiled by Executive, Company, other employees of the Company, representatives, agents, or independent contractors, and (ii) all equipment or tangible personal property entrusted to Executive by the Company. Executive acknowledges that all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of the Company.

3.Taxes.

(a)Code Section 280G Excise Tax Matters.

(i)Golden Parachute Excise Tax Payments. In the event that any payment or benefit (within the meaning of Code Section 280G(b)(2)) to Executive or for Executive’s benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment with the Company or a change of control of the Company (a “Payment” or “Payments”), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax (such reduced amount is hereinafter referred

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to as the “Limited Payment Amount”). To effectuate the Limited Payment Amount, the Company shall reduce or eliminate the Payments by (A) first reducing or eliminating those payments or benefits which are payable in cash and (B) then reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time from the Determination (as hereinafter defined).

(ii)Initial Determination. An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount shall be made, at the Company’s expense, by the accounting firm that is the Company’s independent accounting firm as of the date of the change in control (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and Executive within five (5) days after the Date of Termination, if applicable, or such other time as requested by the Company or by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and, if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days after the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and Executive.

(iii)Underpayment. As a result of the uncertainty in the application of Code Sections 4999 and 280G, it is possible that the Payments to be made to, or provided for the benefit of, Executive will be either greater (an “Excess Payment”) or less (an “Underpayment”) than the amounts provided for by the limitations contained in paragraph (i) above.

(1)If it is established, pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, Executive must repay such Excess Payment to the Company; provided that no Excess Payment will be repaid by Executive to the Company unless, and only to the extent that, the repayment would either reduce the amount on which Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

(2)In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to Executive’s satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Executive within ten (10) days after such determination or resolution, together with interest on such amount at the applicable federal rate under Code Section 7872(f)(2) from the date such amount would have been paid to Executive until the date of payment.

(b)Section 409A.

(i)Notwithstanding anything to the contrary in the Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to the Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has had a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has had a “separation from service” within the

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meaning of Section 409A. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii)Any severance payments or benefits under the Agreement that would be considered Deferred Payments will be paid or will commence on the sixtieth (60th) day following Executive’s separation from service (with the first payment equal to the unpaid amounts of severance that accrued during the sixty (60) days following the Date of Termination), or, if later, such time as required by the next paragraph.

(iii)Notwithstanding anything to the contrary in the Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that would otherwise have been payable within the first six (6) months following Executive’s separation from service, will be paid on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service, but in no event later than seven months after the date of such separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

(iv)Any amount paid under the Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments. Any amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constituted Deferred Payments. For this purpose, the “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding the taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

(v)To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; (ii) all such expenses eligible for reimbursement hereunder shall be paid to Executive as soon as administratively practicable after any documentation required for reimbursement for such expenses has been submitted, but in any event by no later than December 31st of the calendar year following the calendar year in which such expenses were incurred; and (iii) Executive’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

(vi)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Employer and Executive agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

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4.Definitions.

As used in this Agreement, the following capitalized terms shall be defined as set forth in this Section 4:

(a)“Accrued Benefits” means (i) any earned or accrued portion of Executive’s then effective Base Salary through and including the Date of Termination but not paid to Executive on or prior to such date; (ii) any and all unreimbursed business expenses (in accordance with the Company’s reimbursement policy); and (iii) any other benefits Executive is entitled to receive as of the Date of Termination under the employee benefit plans of the Company (without duplication of any other benefits provided to Executive under this Agreement), less in each case standard withholdings for tax and social security purposes

(b)“Base Salary” shall mean the amount of Executive’s annual base salary as in effect immediately prior to the Date of Termination (or, if greater, the rate in effect immediately before a reduction in rate that constitutes Good Reason), and shall include all amounts of Executive’s base salary that are deferred under the qualified and non-qualified employee benefit plans of the Company or any other agreement or arrangement.

(c)“Cause” shall mean (i) Executive has been convicted of (or has entered a plea of nolo contendere to) a felony or misdemeanor involving fraud, dishonesty, or physical harm to any person; (ii) Executive intentionally failed to substantially perform Executive’s material duties (other than a failure resulting from Executive’s incapacity due to physical or mental illness or from Executive’s assignment of duties that would constitute Good Reason), which failure lasted for a period of at least fifteen (15) days after a written notice of demand for substantial performance has been delivered to Executive specifying the manner in which Executive has failed substantially to perform; (iii) Executive intentionally engaged in conduct which is demonstrably and materially injurious to the Company; or (iv) Executive’s fraud, embezzlement or other act of material dishonesty with respect to the Company. For purposes of this definition, no act or failure to act, on Executive’s part shall be considered “intentional” unless Executive has acted, or failed to act, with a lack of reasonable belief that Executive’s action or failure to act was in the best interest of Company.

(d)“Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

(e)“Conflicting Activities” shall mean (i) directly or indirectly engaging or investing in, owning, managing, operating, financing, controlling or participating in the ownership, management, operation, financing, or control of, being employed by, associated with, or in any manner connected with, lending any credit to, or rendering services or advice to, any business, firm, corporation, partnership, association, joint venture or other entity that engages or conducts any competing business the same as or substantially similar to the business engaged in or proposed to be engaged in or conducted by the Company or described in a written strategic plan of the Company at any time that Executive was employed with the Company, anywhere within the United States of America; provided, that “Conflicting Activities” shall exclude ownership of up to 5% of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act, as amended, and up to 5% of the voting stock or other securities of any privately-held company; (ii) directly or indirectly soliciting the business of any material customers of or suppliers to the Company, or encouraging any person or entity which is a customer of the Company to cease, reduce, limit or otherwise alter in a manner adverse to the Company its existing business or contractual relationship with the Company; or (iii) directly or indirectly soliciting, inducing, recruiting or encouraging any person employed or engaged by the Company to terminate employment or engagement with the Company, provided, that general solicitations not targeted to Company employees or consultants of the Company shall not be deemed to violate this clause (iii).

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(f)“Date of Termination” shall mean (i) if Executive is terminated by the Company for Disability, thirty (30) days after written Notice of Termination is given to Executive (provided that Executive shall not have returned to the performance of Executive’s duties on a full-time basis during such 30-day period); (ii) if Executive’s employment is terminated by the Company for any other reason, the date on which a written notice of termination is given; (iii) if Executive terminates employment for Good Reason, the date of Executive’s resignation; provided, that, the notice and cure provisions in the definition of Good Reason have been complied with; (iv) if Executive terminates employment for other than a Good Reason, the date specified in Executive’s notice in compliance with Section 1(a); or (v) in the event of Executive’s death, the date of death.

(g)“Disability” shall (i) have the meaning defined under the Company’s then-current long-term disability insurance plan, policy, program or contract as entitles Executive to payment of disability benefits thereunder, or (ii) if there shall be no such plan, policy, program or contract, mean permanent and total disability as defined in Code Section 22(e)(3).

(h)“Good Reason” shall mean the occurrence of any of the following events or conditions that occur without Executive’s consent: (i) a material diminution in Executive’s authority, duties or responsibilities; provided, that, (x) the Company may make changes to Executive’s duties or responsibilities so long as such changed duties or responsibilities shall be consistent in all material respects with Executive’s overall authority and role with the Company; or (y) a change in Executive’s authority, duties or responsibilities due to the fact that the Company or its successor becomes a stand-alone division or subsidiary of a public or private company will not alone constitute Good Reason so long as Executive continues in the role Executive occupied prior to the Company becoming a stand-alone division or subsidiary; (ii) a material reduction in Executive’s Base Salary, except if the base salaries of a significant number of other executives and members of senior management of the Company also are proportionately reduced, whether or not such reduction is voluntary on the part of Executive or such other executives and senior management; and (iii) the Company’s relocation of Executive’s primary work location outside a 40-mile radius of Corte Madera, California that increases Executive’s one-way driving distance by more than 40 miles.

(i)“Notice of Termination” shall mean a written notice from the Company of termination of Executive’s employment which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

5.Miscellaneous.

(a)Dispute Resolution; Forum Selection.  The Company and Executive agree that, to the fullest extent permitted by law, any and all claims or controversies between them shall be resolved by final and binding arbitration pursuant to the Company’s Arbitration Agreement, which is attached as Exhibit B (the “Arbitration Agreement”). Notwithstanding the foregoing, to the extent any claims or controversies between the parties are not covered by and subject to arbitration according to the terms of the Arbitration Agreement, the Company and Executive mutually agree that any such claims shall be brought exclusively in a court in the city and county of San Francisco, California or, if federal jurisdiction exists, the United States District Court for the Northern District of California, and both parties submit and consent to jurisdiction of such courts and waive any objection to venue and/or any claim that the aforementioned forums are inconvenient.

(b)Governing Law. This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of California, without reference to principles of law that would apply the law of another jurisdiction.

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(c)Entire Agreement. This Agreement, together with the Proprietary Information Agreements, and any offer letter or employment agreement currently applicable to Executive, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement that (i) explicitly states the intent of both parties hereto to supplement this Agreement and (ii) is signed by both parties hereto. This Agreement amends and replaces any specific provisions of any offer letter or employment agreement currently applicable to Executive where such provisions of the offer letter address the payment of severance compensation or benefits to Executive or such provisions of the offer letter impose postemployment restrictions on the actions of Executive including with respect to any prohibited solicitation or undertaking of any Conflicting Activities.

(d)Notices.  All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been sufficiently given if personally delivered or if sent by registered or certified mail, return receipt requested to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid, and shall be deemed received upon actual receipt:

(i)	to the Company at:

RH

15 Koch Road

Corte Madera, CA 94925

Attention: RH Legal Department

Facsimile: (415) 927-7264

(ii)	to Executive at:

________________________
________________________
________________________

(e)Severability.  If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f)Waiver. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

(g)Exclusive Remedy. Executive’s right to the payments and benefits to which Executive may become entitled pursuant to this Agreement and pursuant to any other written agreement between Executive and the Company shall be Executive’s sole and exclusive remedy for any termination of Executive’s employment.

(h)Successors and Assigns. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or

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obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

(i)Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement, to be executed by its duly authorized officer and Executive has executed this Agreement, as of the day and year first above written.

Date:
EXECUTIVE

RH

By:	Date:
Its:

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EXHIBIT A

Form of General Release

This Separation and General Release Agreement (the “Agreement”) is entered into by and between RH (the “Company”) and __________________ (“Executive”) (collectively, “Parties”).

RECITALS

WHEREAS, Executive has been employed by the Company on an at-will basis;

WHEREAS, the Company and Executive have determined that Executive’s last day of employment with the Company will be __________ (the “Date of Termination”) in accordance with the terms of this Agreement; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Compensation Protection Agreement dated as of __________ ___, 2018, by and between the Company and Executive (the “Compensation Agreement”).

ACCORDINGLY, the Parties agree as follows:

1.Protection Benefit. The Company hereby agrees to provide Executive with the payments and benefits set forth in Section 1(c) of the Compensation Agreement with respect to a termination by the Company without Cause or by Executive for Good Reason, as the case may be, on the terms and subject to the conditions set forth in such Section 1(c) of the Compensation Agreement.

2.Resignation. Executive hereby resigns from employment with the Company and any other position held with the Company or any Affiliate, effective as of the Date of Termination. “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

3.General Release. Executive and Executive’s representatives, heirs, successors, and assigns do hereby completely release and forever discharge the Company, any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (collectively, “Released Parties”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, which Executive may have now or in the future arising from any act or omission or condition occurring on or prior to the Effective Date (as defined below) (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the “Released Claims”). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under the Fair Labor Standards Act, the National Labor Relations Act, the Family and Medical Leave Act, Executive Retirement Income Security Act of 1974, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, and the California Family Rights Act, the California Labor Code, all as amended, along with their implementing regulations, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Released Claims shall also include, but not be limited to, any claims for severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other benefit. Executive

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likewise releases the Released Parties from any and all obligations for attorneys’ fees incurred in regard to the above claims or otherwise. Notwithstanding the foregoing, Released Claims shall not include (i) any claims based on obligations created by or reaffirmed in this Agreement; (ii) any vested retirement benefits or vested stock option rights, or (iii) any claims which by law cannot be released, including without limitation unemployment compensation claims and workers’ compensation claims (the settlement of which would require approval by the California Workers’ Compensation Appeals Board), (iv) any claim for indemnification under California Labor Code § 2802, the Employment Agreement, the Company’s bylaws or certificate of incorporation, or any agreement providing for indemnification of Executive, or (v) as set forth in Section 8 below.

4.Section 1542 Waiver. Executive understands and agrees that the Released Claims include not only claims presently known to Executive, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in Section 3, above. Executive understands that Executive may hereafter discover facts different from what Executive now believes to be true, which if known, could have materially affected this Agreement, but Executive nevertheless waives any claims or rights based on different or additional facts. Executive knowingly and voluntarily waives any and all rights or benefits that Executive may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

5.Covenant Not to Sue. Executive shall not bring a civil action in any court (or file an arbitration claim) against the Company or any other Released Party asserting claims pertaining in any manner to the Released Claims. Executive understands that this Section 5 does not prevent Executive from filing a charge with or participating in an investigation by a governmental administrative agency; provided, that, except for awards made pursuant to a government-administered whistleblower award program as set forth in Section 8 below, Executive hereby waives any right to receive any monetary award resulting from such a charge or investigation.

6.Age Discrimination Claims. Executive understands and agrees that, by entering into this Agreement, Executive (i)  is waiving any rights or claims Executive might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii)  has received consideration beyond that to which Executive was previously entitled; (iii)  has been advised to consult with an attorney before signing this Agreement; and (iv)  has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to execution of the Agreement. Executive may revoke this Agreement (by written notice to the Company’s Chief Executive Officer at the Company’s notice address set forth in the Compensation Agreement) for a period of seven (7) days after execution of the Agreement, and it shall become enforceable (and payment of the payments and benefits by the Company to Executive in accordance with Section 1 above only shall be made) only upon the expiration of this revocation period without prior revocation by Executive. Executive understands and agrees that any notice of resignation must be delivered in a manner such that it is received by the Company’s Chief Executive Officer by the end of the seventh (7th) day after Executive executes this Agreement; and, further, if any modifications are made to this Agreement before Executive executes it, the twenty-one (21) day consideration period will not restart on account of those modifications.

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7.Confidentiality. The Parties understand and agree that this Agreement and each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed by Executive without the prior written consent of the Company, unless required by law. Notwithstanding the foregoing, Executive may disclose the terms of this Agreement to Executive’s spouse, and for legitimate business reasons, to legal, financial, and tax advisors, provided such individuals agree to maintain the confidentiality of such information and as set forth in Section 8 below.

8.Protected Rights; Defend Trade Secrets Act Notification.

(a)Executive is advised and understands that nothing in this Agreement prevents Executive from filing a charge with, or participating in an investigation, by or reporting an alleged violation of law to a governmental administrative agency such as the U.S. Equal Employment Opportunity Commission, the U.S. National Labor Relations Board, or the U.S. Securities and Exchange Commission; provided, that Executive waives any right to receive any monetary award resulting from such a report, charge or investigation, except pursuant to a government administered whistleblower award program.

(b)The Company hereby provides Executive with notice that 18 U.S.C. § 1833(b) states as follows:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Accordingly, notwithstanding anything to the contrary in this Agreement or in the Company’s Proprietary Information Agreement, Executive understands that Executive has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.  Executive understands that Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.  Executive understands and acknowledges that nothing in this Agreement nor in the Company’s Proprietary Information Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

9.Non-admission. The Parties understand and agree that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by the Company. The liability for any and all claims is expressly denied by the Company.

10.Arbitration. Any and all disputes arising out of the terms of this Agreement, their interpretation, or any of the Released Claims shall be resolved by final binding arbitration pursuant to the Company’s Arbitration Agreement.  Notwithstanding the foregoing, to the extent any claims or controversies between the Parties are not covered by and subject to arbitration according to the terms of the Arbitration Agreement, the Parties mutually agree that any such claims shall be brought exclusively in a court in the city and county of San Francisco, California or, if federal jurisdiction exists, the United States District Court for the Northern District of California, and both Parties submit and consent to jurisdiction of such courts and waive any objection to venue and/or any claim that the aforementioned forums are inconvenient.

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11.Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement among the Parties hereto with regard to the subject matter hereof and thereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained or referenced herein.

12.Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the Parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

13.Successors and Assigns. Executive represents that Executive has not previously assigned or transferred any claims or rights released by Executive pursuant to this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Released Party.

14.Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to conflict of laws provisions.

15.Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party. By way of example and not in limitation, this Agreement shall not be construed in favor of the Party receiving a benefit nor against the Party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

16.Representation by Counsel. The Parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each Party’s own judgment and not on any representations or promises made by the other Party, other than those contained in this Agreement.

17.Counterparts. This Agreement may be executed in counterparts. True copies of such executed counterparts may be used in lieu of an original for any purpose.

18.Effective Date. This Agreement shall become effective on the eighth (8th) day after the date executed by Executive (the “Effective Date”), but only if the Agreement is not revoked as provided in Section 6. If the Agreement is revoked, it shall be null and void.

The Parties have duly executed this Agreement as of the dates noted below.

Date:
EXECUTIVE

RH

By:	Date:
Its:

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Exhibit B

Arbitration Agreement

RH (the “Company”) and __________________ (the “Executive”) hereby agree, effective as of ______, 2018 that, to the fullest extent permitted by law, any and all claims or controversies between them (or between the Executive and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to the employment or the termination of employment of the Executive shall be resolved by final and binding arbitration. Except as specifically provided herein, any arbitration proceeding shall be conducted by the Judicial Arbitration and Mediation Services (“JAMS”) under the JAMS Employment Arbitration Rules and Procedures then in effect (the “JAMS Rules”).

Claims subject to arbitration shall include, without limitation: contract claims, tort claims, claims relating to compensation, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, equity purchases or repurchases, and any and all claims for any other compensation, wages and/or benefits of any type, including any claims arising from the Executive’s Employment Agreement or Compensation Agreement with the Company. However, claims for unemployment benefits, workers’ compensation claims, and claims under the National Labor Relations Act shall not be subject to arbitration.

A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties; however, if the parties are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the JAMS Rules. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law.

Either the Company or the Executive may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit of claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. Moreover, nothing in this Agreement prohibits either party from seeking provisional relief pursuant to Section 1281.8 of the California Code of Civil Procedure.

All arbitration hearings under this Agreement shall be conducted in San Francisco, California, unless otherwise agreed by the parties. The arbitration provisions of this Arbitration Agreement shall be governed by the Federal Arbitration Act. In all other respects, this Arbitration Agreement shall be construed in accordance with the laws of the State of California, without reference to conflicts of law principles.

Each party shall pay its own costs and attorney’s fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law.

This Agreement does not alter the Executive’s at-will employment status. Accordingly, the Executive understands that the Company may terminate the Executive’s employment, as well as discipline or demote the Executive, at any time, with or without prior notice, and with or without cause. The parties

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also understand that the Executive is free to leave the Company at any time and for any reason, with or without cause and with or without advance notice.

If any provision of this Agreement shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. The parties’ obligations under this Agreement shall survive the termination of the Executive’s employment with the Company and the expiration of this Agreement.

The Company and the Executive understand and agree that this Arbitration Agreement contains a full and complete statement of any agreements and understandings regarding resolution of disputes between the parties, and the parties agree that this Arbitration Agreement supersedes all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this agreement. The parties also agree that the terms of this Arbitration Agreement cannot be revoked or modified except in a written document signed by both the Executive and an officer of the Company.

THE PARTIES ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.

THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

Date:
EXECUTIVE

RH

By:	Date:
Its:

2

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